NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Class A Common Stock and Warrants, each whole warrant exercisable to purchase 1/25th of a share of Class A Common Stock at an exercise price of $287.50 per share (the "Securities") of Bird Global, Inc. (the "Company") from listing and registration on the Exchange on January 2, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined to delist the Company's Securities pursuant to Section 802.01B of the NYSE's Listed Company Manual because the Company had fallen below the NYSE's continued listing standard requiring listed companies to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15,000,000. On September 22, 2023, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified on September 22, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on September 22, 2023, and trading in the Securities was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors (the "Committee") of the Exchange, the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company filed such a request on October 5, 2023, within the specified time period. On December 20, 2023, the Committee issued a decision in which it upheld the Exchange's previously announced determination to delist the Company's Securities. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.